Exhibit 10.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment (the “Amendment”), dated as of November 10, 2005, between ARI Network Services, Inc., a Wisconsin corporation (the “Company”), and American Stock Transfer & Trust Company (“AST”), to the Rights Agreement between the Company and AST, dated as of August 7, 2003 (the “Rights Agreement”).

WITNESSETH

WHEREAS, the Company and AST previously entered into the Rights Agreement, pursuant to which AST was appointed to serve as the Rights Agent; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, under circumstances set forth therein, (i) the Company may in its sole and absolute discretion supplement or amend any provision of the Rights Agreement without the approval of any holders of Rights or Common Shares, and (ii) upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment; and

WHEREAS, the Company desires to amend the Rights Agreement as set forth herein and to direct AST as Rights Agent to execute this Amendment;

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1.

Direction to Rights Agent.  The Company hereby directs AST, in its capacity as Rights Agent and in accordance with the terms of Section 27 of the Rights Agreement, to execute this Amendment.

Section 2.

Certification of Appropriate Officer.  The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies on behalf of the Company to AST that (a) he is an “appropriate officer” as such term is used in Section 27 of the Rights Agreement, and (b) this Amendment is in compliance with Section 27 of the Rights Agreement.

Section 3.

Amendments of Rights Agreement.

(a)

Section 1(a) of the Rights Agreement shall be amended to read in its entirety as follows:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding, but shall not include an Excepted Person so long as such Person continues to meet the definition of Excepted Person, the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan or any trustee, administrator or fiduciary of such a plan.  Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 10% or more of the Common Shares of the Company then outstanding or, with respect to an Excepted Person, increases the proportionate number of shares beneficially owned by such Person by more than the Excepted Percentage; provided, however, that if a Person shall become the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of an additional 1% or more of the Common Shares of the Company then outstanding, then such Person shall be deemed to be an “Acquiring Person.”  Notwithstanding the foregoing, if the Board determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a), has become such inadvertently, and without any plan or intention to seek or affect control of the Company, and such Person divests as promptly as practicable (without exercising or retaining any power, including voting, with respect to such shares) a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.

(b)

Section 24(a) of the Rights Agreement shall be amended to read in its entirety as follows:

The Board may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become null and void pursuant to the provisions of Section 11(a)(ii) hereof) for Common Shares at an exchange ratio of Parity Common Shares per Right (such exchange ratio being hereinafter referred to as the “Exchange Ratio”).

Section 4.

Execution in Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

Section 5.

Defined Terms.  Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used buy not defined herein shall have the meanings assigned to them in the Rights Agreement.

Section 6.

Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Wisconsin and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

ARI NETWORK SERVICES, INC.

By:  /s/ Brian E. Dearing
Brian E. Dearing, Chairman and
Chief Executive Officer

AMERICAN STOCK TRANSFER &
TRUST COMPANY

By:  /s/ Herbert J. Lemmer
Herbert J. Lemmer
Vice President